Exhibit 99.3

VISTAPRINT

Q1 Fiscal Year 2015 Earnings Presentation Script

October 29, 2014

This script is intended to be read together with Vistaprint’s presentation dated October 29, 2014 entitled “Q1 Fiscal Year 2015 Earnings presentation, commentary & financial results supplement.” The slide numbers below refer to the slides in such presentation.

Slide 1

This document is Vistaprint’s first quarter fiscal year 2015 earnings commentary. This document contains slides and accompanying comments in the “notes” section below each slide.

Slide 2

Please read the above safe harbor statement. Additionally, a detailed reconciliation of GAAP and non-GAAP measures is posted in the appendix of the Q1 fiscal 2015 earnings presentation that accompanies these remarks.

Slide 3

This presentation is organized into the categories shown on the left hand side of this slide.

Robert Keane, CEO, and Ernst Teunissen, CFO, will host a live question and answer conference call tomorrow, October 30th at 7:30 a.m. U.S. Eastern time which you can access through a link on the investor relations section of www.vistaprint.com.

Slide 4

No notes here – transition slide

Slide 5

Total revenue for the first quarter was $333.9 million, reflecting a 21% increase year over year in both reported and constant currencies, benefitting from the addition of our recent acquisitions of People & Print Group, Pixartprinting and FotoKnudsen, as well as sequentially improved growth rates for our Vistaprint brand.

First quarter GAAP net income grew significantly year over year and Non-GAAP adjusted net income grew 80% year-over-year. GAAP EPS was $0.71, and non-GAAP EPS was $0.86. During the quarter, we incurred a below-the-line unrealized gain of $8.0 million related to currency movements on our U.S. Dollar denominated intercompany loans, as well as a $3.5 million unrealized gain on hedges not designated for hedge accounting. The value of the expected earn-out payments related to People & Print Group and Pixartprinting acquisitions increased $3.7 million as a result of the continued strong performance of the acquired companies.

Importantly, during the quarter we continued to progress against the objectives of the strategic goals that we have shared with investors in past communications.

Slide 6

For our Vistaprint business unit, we continued our multi-year effort to reposition the brand beyond our previous value proposition that had centered on the most price- and discount-sensitive of customers. This quarter our efforts became even more visible to customers, with many additional changes to a wide spectrum of improvements: pricing consistency and transparency, site experience, customer communications, product selection, product quality, merchandising, marketing messaging and customer service. Examples include the following items:

•	We launched a new visual identity for the Vistaprint brand, providing a visual signal of the value proposition improvements we have made.

•	We also significantly upgraded the user experience on our website, with updated customer messaging, look and feel, organization, and merchandising.

•	We launched a fully re-engineered design studio that does more to ensure customers have a great experience with us and get a high-quality result when designing products on our site.

•	In North America, we launched a tiered approach to highlight paper stock choices for our most popular product line, business cards. This includes the introduction of a new line, Ultra Thick business cards.

•	Our “reinvent” pricing and marketing channel changes continued during the quarter, with a solid launch in France in July, as well as further optimization and improved growth trends in the UK, US and Germany, where we launched similar changes in FY 2014. We also began in Q1 a smaller, phased launch of pricing changes in other European countries.

Customer metrics are moving in a positive direction, particularly in the locations in which we are furthest along in our brand repositioning. Gross profit per customer is up in all major regions, as is Net Promoter Score™.

We also continued to enhance our product offering this quarter, with an expanded assortment of flyers, produced to formats that meet market standards in locales around the world.

Finally, as you can see in our press release, revenue from our digital business declined year over year this quarter. We expect this trend to continue into FY 2015 as we continue to prioritize all of the customer value proposition changes mentioned above, which has resulted in the de-emphasis of cross selling digital products to our customers.

Slide 7

Turning to our portfolio of other businesses, we continued our foundation building for future expansion into new geographic markets:

•	Through our joint venture in Japan, we ramped up what we believe will be a long-term effort to materially improve the quality and competitiveness of our value proposition. We are recruiting local talent and also have broken ground on a new production facility in Japan. We are prioritizing our value proposition improvements ahead of revenue growth and currently have limited advertising spend in the market.

•	Our business in India continued triple-digit year-over-year growth off a small revenue base. We are making significant investments in customer service operations, manufacturing operations, and expansion of our Indian product line.

•	We also made an $8.2 million investment in a Brazilian web-to-print company, Printi LLC, for a 41.6% minority interest. We have options to increase our ownership position over the next 9 years. The Brazilian market is very large, and we believe that it is possible to successfully bring the economics of large scale production in small volumes to the space to drive attractive long-term discounted cash flow returns.

Slide 8

Additionally within our portfolio of other businesses, People & Print Group, Pixartprinting and Albumprinter performed well during the quarter. As mentioned earlier, we determined that the probability that we will pay higher acquisition-related earn-outs for People & Print Group and Pixartprinting has increased as a result of the strong performance, and therefore our GAAP results from the quarter include a $3.7 million change in estimate for the earn-outs.

The FotoKnudsen acquisition closed on July 1, 2014 and we have only just begun integration planning. FotoKnudsen is a leading photo book producer in Norway that complements our other Albumprinter brands that focus on the Benelux, Sweden and Norway. As mentioned last quarter, we don’t expect this acquisition to have a material impact on our financial results, though it is a nice tuck-in for Albumprinter that can add scale to their operations over time.

Slide 9

As we have discussed many times before, we believe that our capabilities in mass customization are the core competitive strength of our company. We aspire to, over the coming years, significantly further that capability and to leverage it across multiple brands.

To this end, we continue to invest in engineering recruitment and technology development for our software and manufacturing teams that are working to expand our product breadth and to deliver on our vision for a mass customization platform.

In the past quarter, we launched a beta site for a broad range of embroidered soft goods and apparel that, since early October, includes a growing selection of customizable products available in units of just one piece. This ultra-low quantity offering exemplifies our focus on mass customization in service of offerings that are unique in the market, and we will expand it much further over the coming year.

During the quarter, we also made progress in shifting some manufacturing for People & Print Group products to our Venlo facility. This is a phased project that involves moving in-house production as well as in-sourcing a portion of the work that is currently produced by third parties. We expect this process will take another year to complete. We believe that this consolidation will reduce costs and expand the product selection offered by our various brands served via Venlo. We expect our Pixartprinting facility in Italy to continue production for that brand, but we believe that we can leverage the technology, scale and production competitive advantage of our overall corporate group in order to drive synergies there in the coming years.

Slide 10

No notes here – transition slide

Slide 11

The quarterly trends for revenue and various measures of income are illustrated above.

During the quarter, earnings results were impacted by the following non-operational items which had a combined $8 million positive impact on our GAAP Net Income, while not impacting non-GAAP Income or revenues:

•	Changes in estimated fair value of acquisition-related earn outs. Changes to the estimated value of future acquisition-related earn outs flow through our P&L post close. This quarter, we changed our estimate by $3.7 million related to an improved probability of strong performance of our People & Print Group and Pixartprinting acquisitions. This is in the G&A line in our P&L. We are excluding these changes from our non-GAAP results and will report the cash payments of each earn out when they are incurred.

•	Gains and losses on currency hedges. We execute currency forward contracts for which we do not apply hedge accounting, and as a result, we see volatility in our “Other expense, net” line due to changes in unrealized gains and losses on the mark-to-market of outstanding currency contracts. On a GAAP basis for the first quarter, the realized loss on hedging contracts was immaterial, and the unrealized gain was $3.5 million, or approximately $0.10, which was excluded from non-GAAP results.

•	Currency gains and losses on U.S Dollar denominated intercompany loans. We have U.S. Dollar denominated intercompany loans that result in non-operational, non-cash currency gains and losses. In Q1, this was an unrealized gain of $8.0 million, or approximately $0.23 in EPS, also in the “Other expense, net” line on our GAAP income statement. We expect these fluctuations will be ongoing and we will exclude these gains and losses from our non-GAAP earnings as well, as they reflect adjustments that do not have current or long-term cash implications.

Slide 12

Cash and cash equivalents were approximately $60.9 million as of September 30, 2014.

During the quarter, Vistaprint generated $52.6 million in cash from operations, compared with $(0.1) million in the first quarter of fiscal 2014. Free cash flow was $32.3 million in the first quarter compared to $(19.6) million in the same period a year ago. We have added a trailing twelve month view of our operating cash flow and free cash flow above as we are increasingly looking at these as important measures of our performance.

On a trailing twelve-month basis, return on invested capital (or ROIC) as of September 30, 2014 increased along with margin expansion versus the year-ago TTM period. TTM GAAP ROIC was approximately 14%, and TTM non-GAAP ROIC was approximately 23%. We believe we have a longer-term opportunity to improve ROIC even further.

Our senior secured leverage as of September 30, 2014 was 2.2 times trailing twelve month EBITDA as defined by our debt covenants. Although we expanded our credit facility during the quarter to $850 million and increased our total leverage covenant, we have various covenants that currently result in lower borrowing availability.

Slide 13

For the first quarter of fiscal 2015, revenue performance by geography was as follows:

•	North American revenue was $177.7 million in the first quarter, reflecting 8% year-over-year growth in reported and constant currency terms.

•	European revenue was $138.4 million, reflecting a year-over-year increase of 46% in reported terms and an increase of 45% year over year in constant currency terms. Excluding the acquisitions of People & Print Group, Pixartprinting and FotoKnudsen, European revenue increased 1% in constant currencies. This is a sequential improvement and in line with our expectations as the roll out of changes to the value proposition have launched in our largest European markets including Germany and U.K. markets in FY14 and France in Q1 FY15. Revenue from newly acquired companies showed strong year-over-year growth in Q1, but declined sequentially partly due to typical seasonality and partly due to currency impact as the Euro weakened.

•	Asia-Pacific revenue was $17.8 million, reflecting 14% year-over-year growth in reported terms and a 13% increase year over year in constant currencies, in line with expectations for the quarter.

Year over year for Q1, currency had a $0.8 million positive impact on reported revenue due to a strengthening British Pound, Euro, and Australian dollar, which offset a weaker Japanese yen and Canadian dollar.

Sequentially for Q1, all relevant major currencies weakened versus the USD, and there was a $4.6 million negative impact on our revenue as a result.

Slide 14

Vistaprint’s operational metrics were as follows:

•	Total orders processed in the quarter were approximately 6.8 million reflecting a decrease of 4% year over year. The decrease was due to lower new and repeat customer orders year over year in Europe and Asia Pacific. Sequentially, the trend was flat in Europe and Asia Pacific, with a slight decline in new customer orders in North America.

•	Average order value in Q1 was $43.32, up 10% from an average order value of $39.40 in Q1 of last fiscal year. Both new and repeat AOV grew year over year. This quarter, repeat order AOV in Europe and Asia Pacific showed double-digit year-over-year growth, which we believe is a positive sign of improving customer retention. Year-over-year there was little impact from currency, though sequentially AOV was negatively impacted by it.

As noted, we believe the changes we have seen in both AOV and order volume are a result of our customer value proposition changes. For example, as we continue our strategy of reducing the frequency of free and deep discount promotions as a customer acquisition and retention tool, we have seen a resulting decline in both the number of new customers that purchase from us and short-term repeat ordering. However, we have seen a consistent trend of higher AOV.

The operational metrics above have been updated to include the impact of Webs and Albumprinter starting in the period ended March 31, 2012, or Q3 FY2012. Generally speaking, the impact is reflected in higher total orders processed during these periods and lower AOV than previously reported for the Vistaprint-branded business only. These metrics do not include trends from People & Print Group, Pixartprinting and FotoKnudsen.

These metrics should be viewed together and not individually, as factors such as currency exchange rate movements, product mix, marketing campaigns, partner performance, seasonality, and the like can impact them.

Slide 15

Additional customer metrics for our business excluding People & Print Group, Pixartprinting and FotoKnudsen for the period ended September 30, 2014, were as follows:

•	Quarterly new customer additions in the first quarter were approximately 2.1 million, down from 2.2 million in Q1 of last fiscal year. New customer counts were flat in North America, and declined year over year in Europe and Asia Pacific due to changes to marketing practices and a deliberate reduction of advertising expense.

•	We use the term “implied cost of customer acquisition” or “implied COCA” to describe total advertising expense in a period divided by the number of unique first time customers in that period. The second chart illustrates our implied COCA for the quarter, at approximately $29.62, was up from last quarter and the first quarter of last fiscal year. There is some typical seasonality between Q4 and Q1 driving the sequential jump. This is also influenced by channel mix as the result of our recent marketing changes in top markets to make discount levels consistent across channels. Year-over-year and sequentially, the currency impact on COCA was negligible.

•	Advertising costs were $62.2 million, or 21.3% of revenue in the quarter. This is lower on an absolute dollar basis and in percentage terms than the 22.9% of revenue one year ago. We continue to optimize channel spend and mix after pricing roll-outs in the U.S. and Germany, as well as France as we see a period of lower returns while customers react to the new pricing and discounting approach.

Our decisions about marketing spend are based upon longer-term return potential of the customers we acquire. We expect this to fluctuate as we continue through our transition of improving our customer value proposition. This quarter’s dynamic was consistent with what we have seen as we optimize our channel mix within our advertising portfolio: lower new customer adds brought about by a change in the type of customer we are acquiring through offers that rely much less frequently on “free” products.

Slide 16

Our unique customer metrics on a trailing twelve month basis were as follows:

•	On a TTM basis for the period ended September 30, 2014, unique customer count was 16.7 million, reflecting a 2% year-over-year decrease in unique customers.

•	First-time unique customers in the TTM period ending September 30, 2014 declined 8% year over year while unique customers transacting from prior periods grew 6% year over year. The changes to our acquisition channel mix and decreased advertising spend in some of our regions have resulted in a decline in our total TTM new customer adds.

The implied retention rate increased 1 percentage point versus Q4 FY14.

The operational metrics above include Webs and Albumprinter. These metrics do not include trends from People & Print Group, Pixartprinting and FotoKnudsen.

Slide 17

Average bookings per unique customer on a trailing twelve month basis for the period ended September 30, 2014 was as follows:

•	Per unique customer: $75, reflecting a 7% increase year over year.

•	Per new customer: $55, reflecting 6% year-over-year growth.

•	Per customer transacting in prior periods: $103, reflecting a 5% increase year over year.

The operational metrics above include Webs and Albumprinter. They do not include trends from People & Print Group, Pixartprinting and FotoKnudsen. Currency exchange fluctuations can influence these numbers, but in this trailing twelve month period, the impact was negligible.

Slide 18

No notes here – transition slide

Slide 19

Last quarter we introduced guidance for fiscal 2015 of 15% to 20% constant-currency revenue growth. The constant-currency operational outlook underlying that guidance remains unchanged:

•	We expect mid-to-high single-digit growth in the Vistaprint brand during FY15.

•	We expect our People & Print Group and Pixartprinting acquisitions to continue to show strong double-digit growth in FY 15. Our forecasted consolidated revenue growth is inflated by the fact that we will not pass the anniversary of these acquisitions until Q4 FY15. Albumprinter’s acquisition of FotoKnudsen will also add a small amount of revenue in FY15 (the acquisition closed on July 1, 2014).

•	We expect operating margins, EPS, operating cash flow and free cash flow to expand.

Our non-GAAP EPS guidance remains unchanged, but we are updating our revenue and GAAP earnings guidance to reflect some non-operational items:

•	We have lowered our revenue guidance range by $40 million to reflect currency movements since July. Though our reported revenue for the year would be lower if currencies stay the same as a recent 30-day average, we believe the impact on our profitability will be limited as natural hedges and below-the-line hedging-related gains would largely offset the impact of the lower revenue.

•	Our GAAP EPS guidance range has been updated to include the $3.7 million change in fair-value estimate of acquisition-related earn-outs in Q1. This is excluded from our non-GAAP EPS guidance.

•	Our GAAP EPS guidance range has been updated to adjust the estimate for acquisition-related amortization of intangible assets related to the FotoKnudsen acquisition. Total amortization of intangible assets for FY15 is expected to be $21.7 million, an increase of $1.4 million versus the guidance we provided last quarter. This is excluded from our non-GAAP EPS guidance.

•	Our GAAP EPS guidance range has also been updated to include an estimate of $8.0 million of non-cash currency gains from revaluing U.S. Dollar denominated intercompany loans. This is excluded from our non-GAAP EPS guidance.

Slide 20

Please note that any further changes to the estimated fair value of acquisition-related earn outs will flow through our GAAP P&L until they are paid out or the earn-out period ends. Although we will continue to exclude these earn-out changes from our non-GAAP results, we have not included any estimated impact from changes in our earn-out liability beyond what we have booked in Q1FY15.

During the quarter, we prepared for a private offering of $250 million in senior notes but postponed it before pricing due to market conditions. We continue to be interested in exploring financing opportunities to provide long-term flexibility to make investments. However, because this offering was opportunistic in nature, we determined it was in our best interests to wait for more stable market conditions and/or a specific need for such debt. Please note that our FY 2015 guidance does not include an estimate for additional interest expense should we be successful in launching and closing the senior notes offering. Should we complete an offering in the future, depending on the interest rates we would be able to secure and depending on how we use the proceeds, additional annualized interest expense could be in excess of $10 million.

Additionally, we have recently determined that although our equity interest in Printi LLC is a minority position, we expect to consolidate Printi’s financials in FY15. We have not completed the analysis for the total impact, but the largest effect will be in share-based compensation. It is unlikely, therefore, that consolidating this investment will have a material impact on our non-GAAP EPS expectations, although it could impact GAAP EPS relative to our current outlook.

Finally, as mentioned previously, the two currency-related items that will impact other income/expense in our GAAP net income statement are challenging to predict. We exclude these items from our non-GAAP EPS results. The EPS guidance that we are providing today estimates these impacts using the same currency rates that we use to set our revenue guidance.

Slide 21

The table above is Vistaprint’s revenue and EPS guidance as of October 29, 2014. Vistaprint specifically disclaims any obligation to update any forward-looking statements, which should not be relied upon as representing our expectations or beliefs as of any date subsequent to October 29, the date of this presentation. Our guidance incorporates completed acquisitions and share repurchases, and outstanding debt obligations, as of October 29, 2014.

Our expectations for the full fiscal year ending June 30, 2015 are as follows:

•	If exchange rates stay the same as they were for the 30-day average in mid-October 2014, we would expect consolidated full year 2015 revenue to be $1,430 million to $1,500 million, an increase of 13% to 18% year over year in U.S. dollars and 15% to 20% in constant currencies. Of course, reported revenue will depend in part on currency exchange rate developments throughout the remainder of the fiscal year.

•	Full fiscal year GAAP EPS, on a diluted basis, is expected to be between $2.24 and $2.74 based on about 33.3 million weighted average shares outstanding. This would reflect EPS growth of 75% to 114%, and at the revenue and EPS guidance midpoints, implies net income margins of roughly 5.7%, versus net income margins of 3.4% in fiscal 2014.

We are also providing the assumptions noted on our guidance slide to facilitate comparisons with non-GAAP adjusted net income per diluted share.

•	Based on these assumptions, for the full fiscal year 2015, non-GAAP adjusted EPS is expected to be between $3.46 and $3.96, and excludes expected acquisition-related amortization of intangible assets of approximately $21.7 million; share-based compensation expense and its related tax effect of approximately $22.9 million; charges related to the alignment of acquisition-related intellectual property with global operations of approximately $2.2 million; a change in the fair-value estimate of acquisition-related earn-outs of $3.7 million; unrealized currency gains on U.S. Dollar denominated intercompany loans of $8.0 million if currency rates remain the same as the recent 30-day average; and 33.8 million shares outstanding.

•	This would reflect non-GAAP EPS growth of 17% to 34%, and at the revenue and non-GAAP EPS guidance midpoints, implies non-GAAP net income margins of roughly 8.6%, versus non-GAAP net income margins of 8.1% in fiscal 2014.

Slide 22

This chart shows capital expenditures in dollars and as a percentage of revenue for the past several years, and also shows our expectations for fiscal 2015 at the midpoint of our revenue guidance range. For fiscal 2015, we expect capital expenditures of $80 to $100 million, or about 5% to 7% of our revenue guidance midpoint, which is up in absolute dollars versus capital expenditures in fiscal 2014. Our planned capital expenditures in the year will be spread across investments in facilities, manufacturing equipment and IT equipment. We plan to invest about $20 million to $25 million in the expansion of our product lines and other new manufacturing capabilities. We also expect our joint venture in Japan to spend approximately $20 million in FY15 to build a production facility there, all of which we record as CapEx even though our equity ownership in the JV is only 51%.

Our free cash flow expectation for FY15 is that we can show meaningful growth over FY14 due to increased EBITDA and a favorable change in working capital, partially offset by the increase in capital expenditures implied in the guidance above.

Slide 23

In summary, we continue to focus on the strategic and operational priorities that we articulated at our Investor Day in August and over the past few years. We have three clear priorities, described above.

The first quarter of FY15 was a good start to the year, with important investments across our business. We are starting to see more signs that our Vistaprint brand repositioning is gaining traction. We have more work to do here but are confident in our approach and ability to execute over the long term.

Finally, I would like to remind our shareholders that our Annual General Meeting of shareholders is on November 12, 2014 and you should now have received your proxy and voting materials. On the ballot this year is our proposal to change the name of the parent company to Cimpress N.V. Should our shareholders approve the change, our ticker symbol would change to CMPR and we would launch a new corporate (non customer-facing) website at www.cimpress.com.